Exhibit 10.5
BMP SUNSTONE CORPORATION
Officer’s Certificate Pursuant to
Section 3.01 of the Indenture
     The undersigned, Fred Powell, Chief Financial Officer of BMP Sunstone Corporation, a Delaware corporation (the “Company”), pursuant to Section 3.01 of the Indenture, dated as of March 16, 2009 (the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee, and pursuant to authority delegated by the Executive Committee of the Board of Directors to the undersigned in resolutions duly adopted by such Executive Committee at a meeting held on March 11, 2009 (the “Resolutions”), hereby establishes a series of debt securities under the Indenture, the terms and forms of which shall be as set forth below. Any term used herein which is not defined herein shall have the meaning ascribed to it in the Indenture:
1)	The title of the series of debt securities shall be “12.5% Subordinated Convertible Notes due July 1, 2011” (the “Notes”).

2)	The aggregate initial principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 3.04, 3.05, 3.06 or 9.06 of the Indenture and except for any Notes that, pursuant to Section 3.03 of the Indenture, are deemed never to have been authenticated and delivered under the Indenture) is $7,000,000.

3)	Interest on each Note shall be payable to the Person in whose name such Note is registered at the close of business on the Regular Record Date (as defined below) for such interest.

4)	Each Note shall mature, and the principal amount thereof shall be payable, on July 1, 2011.

5)	The rate at which each Note shall bear interest shall be 12.5% per annum. Each Note shall bear interest from March 16, 2009 or from the most recent interest payment date to which interest has been paid or provided for. Interest on the Notes shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year (each, an “Interest Payment Date”), commencing on April 1, 2009. Interest shall be payable to the Person in whose name a Note is registered at the close of business on March 15, June 15, September 15 or December 15 (whether or not a business day), as the case may be, preceding the respective Interest Payment Date (each, a “Regular Record Date”).

6)	The principal of and any premium and interest on the Notes shall be payable at such location or locations as are set forth in the form of the Note attached hereto. The Trustee is hereby appointed Paying Agent for the notes.

7)	The Notes shall not be redeemable by the Company and Article XI of the Indenture shall not be applicable to the Notes.

8)	The Company shall not be obligated to redeem or purchase Notes pursuant to any sinking fund or analogous provisions, or at the option of the Holder thereof.

9)	The Notes shall be issuable in denominations of $1,000 and any integral multiple thereof.

10)	The principal of and any premium and interest on the Notes shall be payable in the currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

11)	The amount of payments of principal of or any premium or interest on the Notes shall not be determined with reference to an index.

12)	The principal of or any premium or interest on the Notes shall not be payable in one or more currencies or currency units other than that which the Notes are stated to be payable.

13)	The Notes shall not be issuable in the form of Global Securities.

14)	With respect to the Notes, the following Events of Default set forth in Section 5.01 of the Indenture shall be amended as follows:
a.	Section 5.01(1) of the Indenture shall be amended and restated in its entirety as follows with respect to the Notes: “a default in the payment of interest in respect of the Notes and such default continues for three (3) Business Days (whether on a date specified for the payment of interest or the prepayment or otherwise);”.

b.	Section 5.01(5) of the Indenture shall be amended and restated in its entirety as follows with respect to the Notes: “the Company or any Subsidiary defaults in any of its obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary in an amount exceeding $1,000,000, whether such indebtedness now exists or is hereafter created, and such default results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;”.
15)	The principal amount of the Notes shall be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 5.02 of the Indenture.

16)	In addition to the covenants set forth in Article X of the Indenture, the following covenants shall apply to the Notes:
a.	The Company will not, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is not subordinated in all respects to the Company’s obligations under the Notes, other than the following indebtedness in its respective current available or stated amounts (i) indebtedness secured by purchase money security interests (which will be senior only as to the underlying assets covered thereby), (ii) indebtedness under capital lease obligations (which will be senior only as to the assets covered thereby), (iii) indebtedness to any commercial bank or other institutional lender of commercial loans, or (iv) the 12.5% Secured Convertible Notes due July 1, 2011 issued pursuant to Note Exchange Agreements dated January 20, 2009 (the “January Notes”), the 12.5% March Exchange Secured Convertible Notes due July 1, 2011 issued pursuant to the Note Exchange Agreement dated March 13, 2009 (the “March Exchange Notes”), the 12.5% March Cash Secured Convertible Notes due July 1, 2011 issued pursuant to the Purchase Agreement dated March 16, 2009 (the “March Cash Notes”) or the 10.0% Senior Secured Promissory Notes due May 1, 2009 issued pursuant to the Subscription Agreements dated October 31, 2007 (the “10.0% Notes”); provided, however, that the Company may renew, refinance or replace (A) any indebtedness contemplated by clauses (i) through (iii) in each case in the Ordinary Course of Business or (B) any indebtedness contemplated by clause (iv) in such a manner that does not (x) result in an increase in the aggregate principal amount of such indebtedness or (y) change any other term of such indebtedness (other than with respect to any security interest) that is not made available to the holders of the Notes on a pro rata basis. For purposes of this paragraph “Ordinary Course of Business” means an increase in availability or amount or change in other terms that would not require approval of the board of directors of the Company.

b.	The Company will not create, incur, assume or suffer to exist any lien on the shares of capital stock of equity securities of Sunstone China Limited (formerly named Hong Kong Fly International Health Care Limited), a Hong Kong corporation and wholly-owned Subsidiary of the Company, except to secure the January Notes, the March Exchange Notes, the March Cash Notes and the 10.0% Notes, in each case, as provided in such notes as of the date hereof.
17)	Article XII of the Indenture shall not apply to the Notes.

18)	The provisions of Article XIII relating to Defeasance and Covenant Defeasance shall not apply to the Notes.

19)

a.	Subject to and upon compliance with the provisions of Article XIV of the Indenture and subject to paragraph 19(b) below, the Holder of each Note is entitled, at his option, at any time after the close of business on May 15, 2009, to convert such Note (or any portion of the principal amount thereof which is $1,000 or an integral multiple thereof) (the “Conversion Amount”), at the principal amount thereof, or of such portion, into fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock of the Company (the “Common Shares”) at a conversion price per share of Common Stock (the “Conversion Price”) equal to $3.00 per each share of Common Stock (or at the current adjusted conversion price if an adjustment has been made as provided in the Indenture); provided that, if the Company issues Common Shares in one or more offerings to investors (other than any offerings following the closing of a Qualified Offering (as defined below)) on or prior to December 31, 2009 (any such issuance, an “Offering”), the Conversion Price shall equal the lesser of (i) $3.00, (ii) 115% of the lowest price per Common Share (after deducting the value, as determined by the Company, of any warrants or other securities issued in such Offering) for which the Company sells Common Shares in any Offering or (iii) 115% of the VWAP (as defined below) for the period from and including October 15, 2009 through and including December 15, 2009, provided that, notwithstanding anything to the contrary, the Conversion Price shall not be less than $2.00. “VWAP” means the volume weighted average price (the aggregate sales price of all trades of Common Shares during each Trading Day divided by the total number of shares of Common Shares traded during such Trading Day) of the Common Shares during any Trading Day as reported by Bloomberg, L.P. using the AQR function. “Trading Day” means any day other than a Saturday or a Sunday on which the Principal Market is open for trading in equity securities. “Principal Market” means the NASDAQ Capital Market, the NASDAQ Global Select Market, the NASDAQ Global Market, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Shares.

b.	So long as the Common Shares are listed for trading on The Nasdaq Stock Market, Inc. (“Nasdaq”) or an exchange or quotation system with a rule substantially similar to Rule 4350(i) then, notwithstanding anything to the contrary contained herein if, at any time (the “Triggering Event”), the aggregate number of Common Shares then issued upon conversion of the Notes (including any shares of capital stock or rights to acquire shares of capital stock issued by the Company which are aggregated or integrated with the Common Shares issued or issuable upon conversion of the Notes for purposes of such rule) equals 19.99% of the Outstanding Common Amount (as hereinafter defined), the Notes (1) shall, from that time forward, cease to be convertible into Common Shares in accordance with the terms of Paragraph 19(a) above, unless the Company (A) has obtained approval (“Shareholder Approval”) of the issuance of the Common Shares upon conversion of the Notes by a majority of the total votes cast on such proposal, in person or by proxy, by the holders of the then outstanding Common Shares (not including (x) any Common Shares held by present or former holders of Notes that were issued upon conversion of Notes or (y) any shares of capital stock or rights to acquire shares of capital stock issued by the Company that are held by present or former holders of such shares of capital stock or rights to acquire shares of capital stock which are aggregated or integrated with the Common Shares issued or issuable upon conversion of the Notes for purposes of Rule 4350(i)), or (B) shall have otherwise obtained permission to allow such issuances from Nasdaq in accordance with Rule 4350(i) and (2) shall, from that time forward, be convertible into such Holder’s pro rata share of the Maximum Share Amount (as hereinafter defined). If the Common Shares are not then listed on Nasdaq or an exchange or quotation system that has a rule substantially similar to Rule 4350(i), the limitations set forth herein shall be inapplicable and of no force and effect. If the Triggering Event occurs, the Company shall promptly seek Shareholder Approval. If the Triggering Event occurs and the Company does not obtain Shareholder Approval at a special meeting of shareholders, the Company shall pay interest to the Holder on the aggregate then outstanding principal amount of this Note at the rate of 15% per annum (but in no event in excess of the maximum rate permitted under applicable law). For purposes of this paragraph, “Outstanding Common Amount” means (i) the number of Common Shares outstanding on the earliest date of issuance of the Notes or any shares of capital stock or rights to acquire shares of capital stock issued by the Company which are aggregated or integrated with the Common Shares issued or issuable upon conversion of the Notes for purposes of such rule plus (ii) any additional shares of Common Shares issued thereafter in respect of such shares pursuant to a stock dividend, stock split or similar event. The maximum number of Common Shares issuable as a result of the 19.99% limitation set forth herein is hereinafter referred to as the “Maximum Share Amount.” With respect to each Holder of Notes, the Maximum Share Amount shall refer to such Holder’s pro rata share thereof based on the principal amount of Notes then held by such Holder relative to the total aggregate principal amount of Notes then outstanding plus the value of any shares of capital stock or rights to acquire shares of capital stock issued by the Company which are aggregated or integrated with the Common Shares issued or issuable upon conversion of the Notes for purposes of Rule 4350(i). In the event that the Company obtains Shareholder Approval or the approval of Nasdaq, by reason of the inapplicability of the rules of Nasdaq or otherwise that the restrictions set forth in this paragraph 19(b) shall no longer apply and the number of shares that the Notes convert into will be as set forth in paragraph 19(a) above (such increased number being the “New Maximum Share Amount”) and the references to Maximum Share Amount, above, shall be deemed to be, instead, references to the greater New Maximum Share Amount. In the event that Shareholder Approval is not obtained, the Maximum Share Amount shall remain unchanged.
c.	The number of Common Shares issuable upon conversion of any portion of the Conversion Amount shall be determined by dividing (x) such portion of the Conversion Amount by (y) the Conversion Price in effect on the date of receipt of the Conversion Notice by the Company from the Holder pursuant to the Indenture. The Holder shall surrender its Note, duly endorsed or assigned to the Company or in blank, to the Company at its office or agency at 600 W. Germantown Pike, Suite 400, Plymouth Meeting, PA 19482, accompanied by written notice to the Company that the Holder thereof elects to convert the Note, or if less than the entire principal amount thereof is to be converted, the portion thereof to be converted, and, in case such surrender shall be made during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, also accompanied by payment in funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of the Note then being converted. Subject to the aforesaid requirement for payment and, in the case of a conversion after the Regular Record Date next preceding any Interest Payment Date and on or before such Interest Payment Date, to the right of the Holder of the Note (or any Predecessor Security) of record at such Regular Record Date to receive an installment of interest (with certain exceptions provided in the Indenture), no payment or adjustment is to be made on conversion for interest accrued thereon or for dividends on the Common Stock issued on conversion. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but instead of any fractional interest the Company shall pay a cash adjustment as provided in the Indenture. The conversion price is subject to adjustment as provided in the Indenture.

d.	“Qualified Offering” shall mean the issuance after the date hereof of equity securities of the Company or securities convertible into equity securities in one or more offerings to investors resulting in the receipt of proceeds, net of all commissions, by the Company in an aggregate amount of at least twelve million six hundred seventy two thousand four hundred sixty three dollars ($12,672,463).
20)	The provisions of Article XV of the Indenture shall be applicable with respect to the Notes.

21)	Except as otherwise provided for herein, the Notes are not convertible into or exchangeable for any other securities.

22)	The following other terms shall apply to the Notes:

a.	For purposes of the Notes, the definition of “Senior Indebtedness” in the Indenture shall be amended and restated in its entirety as follows: “‘Senior Indebtedness’ means the principal of (and premium, if any), accrued interest (including interest accruing on or after the filing in bankruptcy or reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing with respect to all Indebtedness of the Company under the 10.0% Notes.”

b.	At any time on or following a Change of Control (as such term is defined below) and delivery of a written notice to the Company with a copy to the Trustee (the date such notice is delivered to the Company, the “Notice Date”), a Holder of a Note shall be entitled to demand prepayment of all or any portion of the outstanding principal amount of such Note plus any accrued and unpaid interest thereon for an amount in cash equal to the Prepayment Price (as such term is defined below).

The Prepayment Price shall be due on the fifteenth Business Day immediately following the Notice Date. If any portion of the Prepayment Price shall not be timely paid by the Company, interest shall accrue thereon at the rate of 18% per annum (or the maximum rate permitted by applicable law, whichever is less) until the Prepayment Price plus all such interest is paid in full, which payment shall constitute liquidated damages and not a penalty.

For the purposes of this Paragraph 22b.,

(i) “Change of Control” means the occurrence of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (except that the acquisition of voting securities by the Holder or any current holder of convertible securities of the Company shall not constitute a Change of Control for purposes hereof); (ii) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof); (iii) the merger or consolidation of the Company with or into another entity as a result of which the holders of the voting securities of the Company immediately before such merger or consolidation do not hold fifty percent (50%) or more of the voting securities of the surviving or resulting entity; (iv) the sale of fifty percent (50%) or more of the assets of the Company and its Subsidiaries on a consolidated basis; or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii), (iii) or (iv).
(ii) “Prepayment Price” for any Notes which shall be subject to prepayment pursuant to this Paragraph 22b., means the amount equal to the sum of the then outstanding principal amount of the Note being prepaid pursuant to Paragraph 22b., plus all accrued but unpaid interest on such outstanding principal amount of such Note.

c.	The Notes shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by an authorized officer.
[Signature Page Follows.]

          IN WITNESS WHEREOF, I have hereunto signed my name this 16th day of March, 2009.

By:	/s/ Fred M. Powell
Name:	Fred M. Powell
Title	Chief Financial Officer
[Signature Page to Officer’s Certificate Pursuant to Section 3.01 of the Indenture]

Annex A
Form of Note
[See Attached.]